Exhibit 99

BALDOR ELECTRIC COMPANY ANNOUNCES SECOND QUARTER 2010

SALES INCREASE OF 14%, EARNINGS INCREASE OF 192% AND RECORD OPERATING MARGIN

Fort Smith, Arkansas – July 29, 2010 - Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Today, Baldor announced unaudited results for second quarter 2010.

John McFarland, Chairman and CEO, commented on the Company’s results. “Sales for second quarter 2010 were $439.5 million, a 14% increase from second quarter 2009 sales of $384.7 million. Compared to second quarter 2009, net income increased 192% to $22.8 million from $7.8 million and diluted earnings per share increased to $0.48 from $0.17.”

“We are pleased to report a record operating margin of 14.6% this quarter compared to 11.5% one year ago. This exceeds our previous peak quarterly margin of 14.2%. This improvement in operating profit is the result of efforts by all of our employees to reduce costs and implement productivity improvements.”

McFarland added, “Compared to the same quarter last year, incoming orders increased by a double-digit amount each month of the quarter, with May having the strongest increase. July’s incoming orders have continued to grow at a double-digit rate. We currently have a backlog of approximately $200 million, up from $135 million at year end. As a result, we expect sales growth in third quarter 2010 of 16-18% compared to third quarter 2009.”

Income Statement (unaudited)

	2nd Quarter			Year-To-Date
	2010	2009	%	2010	2009	%
(in thousands except per share data)	Jul 3, 2010	Jul 4, 2009	Chg	Jul 3, 2010	Jul 4, 2009	Chg
Net sales	$439,491	$384,678	14%	$836,952	$787,211	6%
Cost of sales	303,099	275,456		579,447	561,886

Gross profit	136,392	109,222	25%	257,505	225,325	14%
SG&A	72,065	64,964		140,768	136,064

Operating Profit	64,327	44,258	45%	116,737	89,261	31%
Other income (expense), net	(187)	(1,114)		920	(333)
Gain on debt modification (1)	—	—		—	35,740
Debt discount amortization	(2,484)	(2,484)		(4,968)	(2,484)
Interest expense	(26,195)	(28,376)		(53,720)	(50,859)

Income before income taxes	35,461	12,284		58,969	71,325
Income taxes	12,694	4,489		21,134	27,109

Net income	$22,767	$7,795	192%	$37,835	$44,216	(14%)

Net earnings per share – diluted	$0.48	$0.17		$0.80	$0.95
Less net gain on debt modification (1)	—	—		—	(0.47)

Net earnings per share – diluted
Excluding non-recurring items (1)	$0.48	$0.17	182%	$0.80	$0.48	67%

Avg shares outstanding - diluted	47,585	46,821		47,399	46,619

Dividends per share	$0.17	$0.17	0%	$0.34	$0.34	0%

BALDOR ELECTRIC COMPANY SECOND QUARTER 2010 RESULTS - Page 2

Q… What can you tell us about your sales during the quarter?

Sales by Product

(in thousands)	Q2 2010 Net Sales	% of Total Sales	Net Sales % Chg Q2 10 v Q2 09
Motors	$279,000	64%	12%
Power Transmission	133,000	30%	16%
Drives and Generators	27,000	6%	28%

International Sales	72,000	16%	(6%)

Sales growth was broadly spread across our end markets and products. Compared to second quarter 2009 electronic drives sales showed the strongest increase during the quarter with sales growth of 32%. Sales of all products to domestic OEMs were up 16% for the quarter, and sales to domestic distributors were up 30%. Customer inventories remain low, and we haven’t seen much willingness by our distributors to restock.

We saw positive sales growth in Latin America and Canada, while Asia Pacific and Europe had slight sales declines. While international sales were down 6% overall, incoming orders were up 14%.

Sales of Super-E motors were up 25% for the quarter compared to an overall growth rate in motors of 12%. Some of this growth is due to early adoption of high efficiency motor standards included in the upcoming Energy Independence and Security Act (EISA).

Q… Are you prepared for the December 19, 2010 implementation of the new energy standards?

Yes. This legislation mandates that on December 19, 2010, most 1 to 500 horsepower motors sold in the United States will be required to meet higher efficiency standards. We have completed all of our engineering work, and these products are available from Baldor today. Some customers have already converted to the more efficient motors. As a result of this early adoption of the new standards, we expect total motor sales to grow faster over the balance of the year.

Q… How much did you reduce your debt balance during the quarter?

We reduced our debt balance by $28.5 million during the quarter, bringing our year-to-date reduction to more than $42 million. We believe we are on track to meet our goal of a minimum $75 million in debt reduction this year.

Q… How are you managing your accounts receivable and inventories?

As sales have increased, so has our accounts receivable balance. However, the time it takes to collect those receivables has decreased from first quarter this year and from second quarter last year.

We have done many things to improve our inventory turns, and we were able to support an 11% sales increase from first quarter 2010 with only a 3% increase in inventories

Selected Financial Data (unaudited)

(in thousands)	Q2 2010	Q1 2010
Cash	$16,360	$15,683
Net receivables	282,217	261,454
Inventories	270,249	263,371
Total outstanding debt	1,163,129	1,191,614
Shareholders’ equity	955,195	943,672

	YTD
	Q2 2010	Q2 2009
Cash flows from operations	$53,002	$105,903
Depreciation & amortization	34,718	35,570
Capital Expenditures	13,115	17,810

BALDOR ELECTRIC COMPANY SECOND QUARTER 2010 RESULTS - Page 3

Q… Are you experiencing any shortages or price increases with raw materials?

During the quarter, we experienced some difficulty obtaining certain key components required for making our motors and mechanical power transmission products. While we don’t believe these shortages had a direct impact on sales, they did cause us to produce fewer products than planned during June. We have been working closely with our suppliers, and they are adjusting their production levels to meet our needs over the next few months.

Along with these shortages have come price increases for many materials. This will result in our costs being higher during the second half of the year than they were during the first half of the year. As a result, we implemented a price increase in early June. This increase will cover the cost increases we are experiencing.

Q… What is your outlook for the third quarter?

Based on current order rates, we believe third quarter 2010 sales will be in the range of $440 - $450 million, a 16-18% increase over third quarter 2009.

Q… When is your next public update?

A conference call will be held Friday, July 30, 2010, at 10:00 a.m. CT (11:00 a.m. ET). Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 800-763-5654. A replay will be available through Friday, August 6, 2010 and can be accessed by calling 800-633-8284 (reservation 21476142).

During third quarter, Baldor will make presentations at the following conferences:

•	Canaccord Genuity Growth Conference on August 10, 2010 in Boston. The presentation will be held at 10:00 a.m. ET, and the webcast will be accessible on our website at www.baldor.com

•	Jefferies Global Industrial Conference on August 11, 2010 in New York

•	Longbow Research Industrial Manufacturing and Technology Conference on September 16, 2010 in New York

For more information contact:

John McFarland, Chairman and CEO	Phone:	479-648-5769
Ron Tucker, President and COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

(1)

Non-GAAP Financial Measures. These measures exclude the gain on debt modification recorded in first quarter 2009 and the gain on property sale recorded in third quarter 2009. Baldor reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain items discussed in this press release are considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “think”, “will”, “intend”, “expect”, “may”, “could”, “plan”, “anticipate”, “would”, “depend”, “predict”, “can”, ‘if”, “assume”, “continue”, “ongoing” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with Baldor’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

SOURCE Baldor Electric Company        BEZ-G